Exhibit 99.1

Euronet Worldwide Reports First Quarter 2008 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its first quarter 2008 financial results.

Euronet's first quarter 2008 financial highlights included:

  Consolidated revenues of $247.1 million, compared to $170.4 million for the first quarter 2007.
  Adjusted EBITDA of $29.5 million, compared to $21.9 million for the first quarter 2007.
  Operating income of $12.1 million, compared to $11.9 million in the first quarter 2007.
  Net loss of $6.8 million, or $0.14 diluted loss per share, compared to net income for the first quarter 2007 of $9.5 million, or $0.23 diluted earnings per share.
  Diluted cash earnings per share of $0.29, compared to $0.31 for the first quarter 2007 (see reconciliation of diluted cash earnings per share in the attached schedules).
  Transactions of 339.5 million, compared to 270.1 million for the first quarter 2007.

Two significant factors affect the comparison of Euronet’s first quarter 2008 results with the results for the same period in 2007 — last year’s acquisition of RIA Envia Inc. (“RIA”), the third-largest global money transfer company, which occurred on April 4, 2007, and charges incurred in the first quarter 2008 in connection with the Company’s interest in acquiring MoneyGram International, Inc. (“MoneyGram”).

Beginning in the second quarter 2007, Euronet included the results of RIA in its consolidated financial statements, together with the related equity and debt issued to complete the acquisition. RIA’s operating results are reported in the Money Transfer Segment.

During the fourth quarter 2007, Euronet purchased 1.3 million shares of MoneyGram common stock at an aggregate cost of $20.0 million. Subsequent to December 31, 2007, the value of MoneyGram shares declined significantly upon MoneyGram’s announcements of losses in its investment portfolio and the dilutive effect of a capital placement to fund the losses. During the first quarter 2008, Euronet decided not to pursue the acquisition of MoneyGram. As a result, in the first quarter 2008, Euronet recognized $17.5 million in non-operating unrealized losses associated with the share investment and expensed acquisition related costs totaling $3.0 million. Euronet continues to hold the MoneyGram shares.

Results for the first quarter reflect a seasonal reduction in transactions following the higher transaction levels during the fourth quarter holiday season. Absent unusual circumstances, we estimate that each of the Company’s three business segments’ overall revenue is approximately 5% to 10% lower during the first quarter of each year compared to the fourth quarter of the previous year.

Segment and Other Results

As stated above, beginning in the second quarter 2007, Euronet began reporting the results of RIA in a separate business segment, the “Money Transfer Segment.” This Segment also includes the Company’s pre-existing money transfer business, which was previously included in the Prepaid Processing Segment. The Segment results reported below have been restated for prior periods to reflect the pre-existing money transfer business in the Money Transfer Segment and the combination of the EFT Processing and Software segments for comparative purposes. These restatements were for comparative purposes only and had no impact on Euronet’s consolidated results.

The EFT Processing Segment reported the following results for the first quarter 2008:

  Revenues of $50.5 million, compared to $42.0 million for the first quarter 2007.
  Adjusted EBITDA of $14.2 million, compared to $11.0 million for the first quarter 2007.
  Operating income of $9.0 million, compared to $6.9 million for the first quarter 2007.
  Transactions of 168.4 million, compared to 130.7 million for the first quarter 2007.

The EFT Processing Segment ended first quarter 2008 with 11,917 ATMs owned or operated compared to 9,182 ATMs at the end of first quarter 2007. Euronet owns and/or operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, the United Kingdom, Greece, Romania, Slovakia, Albania, Serbia, Montenegro, Ukraine, Bulgaria, India and China. The year-over-year increases in revenues, operating income and Adjusted EBITDA were primarily attributable to an expansion of our ATM network.

For the fourth quarter 2007, the Company reported certain losses incurred in connection with fraudulent transactions completed through its network in Poland and Hungary. During the first quarter 2008, the Company took remedial action regarding the fraudulent transactions and, accordingly, losses incurred during the first quarter 2008 were not significant. The improvements in operating income and Adjusted EBITDA in the first quarter 2008 compared to the first quarter 2007 were offset by the Company’s investment to develop processing systems and capabilities in preparation for the Company’s entry into the cross-border merchant acquiring business. The prior year’s first quarter results included a non-recurring arbitration loss of $1.2 million related to a claim by a former cash supply company related to the provision of cash during the fourth quarter 1999 and the first quarter 2000.

The Prepaid Processing Segment reported the following results for the first quarter 2008:

  Revenues of $144.3 million, compared to $127.6 million for the first quarter 2007.
  Adjusted EBITDA of $14.5 million, compared to $13.5 million for the first quarter 2007.
  Operating income of $10.3 million, compared to $9.5 million for the first quarter 2007.
  Transactions of 167.3 million, compared to 139.4 million for the first quarter 2007.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 394,000 point-of-sale terminals across approximately 193,000 retailer locations in Europe, Asia Pacific, Africa and the U.S.

Growth in revenues in the Prepaid Processing Segment for the first quarter 2008 compared to the first quarter 2007 was primarily attributable to organic transaction growth as well as the full quarter’s benefit of the February 2007 acquisition of a U.K. based prepaid processing company. Operating income also reflects approximately $0.4 million in increased operating costs incurred in connection with launching the prepaid processing business and signing agreements with mobile operators in Italy.

The Money Transfer Segment reported the following results for the first quarter 2008:

  Revenues of $52.3 million, compared to $0.8 million for the first quarter 2007.
  Adjusted EBITDA of $6.8 million, compared to a loss of $0.8 million for the first quarter 2007.
  Operating income of $2.0 million, compared to a loss of $0.9 million for the first quarter 2007.
  Transactions of 3.8 million, compared to less than 0.1 million for the first quarter 2007.

On a pro forma basis, revenues grew 18% for the quarter, although transfers increased by approximately 10% for the first quarter 2008 compared to the first quarter 2007. The growth rate of revenues exceeded the transfer growth rate largely as a result of a 61% increase in transfers from non-U.S. locations, despite a 9% decline in transfers to Mexico. While transfers to Mexico declined, gross profit on transfers to Mexico increased by a few percentage points as a result of the Company’s focus on higher quality transfers. The increase in transactions from non-U.S. locations was instrumental to the Segment’s pro forma Adjusted EBITDA growth of 74%.

Corporate and other reported $9.2 million of operating expenses for the first quarter 2008, compared to $3.6 million for the first quarter 2007. As discussed above, this increase was partially due to a $3.0 million write-off of acquisition-related professional fees associated with the Company’s pursuit of the acquisition of MoneyGram. The remaining increase is primarily the result of overall Company growth and severance costs incurred in the first quarter 2008.

Exclusive of the impact of the unrealized loss related to the Company’s investment in MoneyGram, the Company’s effective tax rate increased to 51% for the first quarter 2008 from 30% for the first quarter 2007 due primarily to U.S. pre-tax income generated by foreign currency gains on loans to foreign subsidiaries. However, for U.S. Federal income tax purposes, the Company has significant net operating losses that offset taxable income recorded as required by generally accepted accounting principles (“GAAP”).

The Company’s unrestricted cash on hand was $237.1 million as of March 31, 2008 as compared to $267.6 million at December 31, 2007. Euronet’s total indebtedness was $498.5 million as of March 31, 2008, compared to $557.8 million as of December 31, 2007.

The Company has two convertible debenture issues outstanding: i) $140 million in principal amount of 1.625% debentures that are potentially convertible into 4.2 million shares of the Company’s common stock, subject to adjustment; and ii) $175 million in principal amount of 3.50% debentures that are potentially convertible into 4.3 million shares of the Company’s common stock, subject to adjustment. As required by EITF 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share," regardless of whether the conditions upon which the debentures would be convertible into shares of the Company's common stock have been met, if dilutive, the impact of the contingently issuable shares is included in the calculation of diluted earnings per share under the "if converted" method. As a result of the Company’s net loss for the first quarter 2008, the assumed conversion of both convertible debenture issues was excluded from the calculation of earnings per share because including the assumed conversion would have been accretive. However, the assumed conversion of the Company’s $140 million, 1.625% debentures was dilutive and, accordingly, included in the Company’s calculation of earnings per share for the first quarter 2007 and cash earnings per share for both the first quarter 2008 and 2007.

Euronet also announced that it expects diluted cash earnings per share for the second quarter 2008 to be approximately $0.32.

We believe that Adjusted EBITDA and diluted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational, not necessarily ongoing in nature or that are incremental to the baseline of the business, and management believes the exclusion of these items, as well as the inclusion of pro forma results, provides a more complete and comparable basis for evaluating the underlying business unit performance.

Adjusted EBITDA is defined as operating income excluding depreciation, amortization and share-based compensation expenses. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, the expenses recorded for share-based compensation does not represent a current or future period cash costs.

Diluted cash earnings per share is defined as diluted GAAP earnings per share excluding the impacts of a) foreign exchange gains or losses, b) discontinued operations, c) debt restructuring or early debt retirement charges, d) tax-effected share-based compensation, e) tax-effected acquired intangible asset amortization and f) other non-operating or unusual items that cannot be accurately projected. Further, diluted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive.

Pro forma financial information is not intended to represent, or be indicative of, the results from operations or financial condition that would have been reported had the related transaction been completed as of the beginning of the periods presented. Moreover, the pro forma financial information should not be considered representative of future results of operations or financial condition.

The attached schedules provide a full reconciliation of these and other non-GAAP financial measures to a corresponding GAAP financial measure.

Euronet Worldwide will host an analyst conference call on Wednesday, April 30, 2008, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-407-9210 (USA) or +1-201-689-8049 (non-USA). The conference call will also be available via webcast at http://www.investorcalendar.com/IC/CEPage.asp?ID=128254 or www.euronetworldwide.com. Participants should go to the web site at least 5 minutes prior to the scheduled start time of the event to register.

A webcast replay will be available beginning approximately one hour after the event at http://www.investorcalendar.com/IC/CEPage.asp?ID=128254. To dial in for the replay, the call-in number is 877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 281355. The call and webcast replay will be available for one month. You can access the slide presentation via webcast or at http://www.eeft.com/investors/library/presentations.asp.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM, POS and Card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 42 countries.

Euronet’s global payment network is extensive – including 11,917 ATMs and approximately 51,000 EFT POS terminals which are under management in 20 countries; a growing portfolio of outsourced debit and credit card services and card software solutions; a prepaid processing network of 394,000 point-of-sale terminals across approximately 193,000 retailer locations in 14 countries; and a consumer-to-consumer money transfer network of more than 68,000 locations serving approximately 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 32 worldwide offices, Euronet serves clients in 130 countries. For more information, please visit the Company’s web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2008	2007

Revenues:
EFT Processing	$ 50.5	$ 42.0
Prepaid Processing	144.3	127.6
Money Transfer	52.3	0.8
Total revenues	247.1	170.4

Operating expenses:
Direct operating costs	166.0	120.6
Salaries and benefits	32.9	19.0
Selling, general and administrative	21.6	10.8
Depreciation and amortization	14.5	8.1
Total operating expenses	235.0	158.5
Operating income	12.1	11.9

Other income (expense):
Interest income	3.8	4.3
Interest expense	(6.9)	(3.5)
Income from unconsolidated affiliates	0.3	0.2
Loss on investment securities	(17.5)	-
Loss on early retirement of debt	(0.2)	-
Foreign exchange gain, net	13.1	0.4
Total other income (expense)	(7.4)	1.4
Income from continuing operations before income taxes and minority interest	4.7	13.3

Income tax expense	(11.0)	(3.8)
Minority interest	(0.5)	(0.4)

Income (loss) from continuing operations	(6.8)	9.1

Gain from discontinued operations	-	0.4

Net income (loss)	$ (6.8)	$ 9.5

Earnings (loss) per share - diluted:
Continuing operations	$ (0.14)	$ 0.23
Discontinued operations	-	-
Earnings (loss) per share	$ (0.14)	$ 0.23

Diluted weighted average shares outstanding	48,956,945	43,688,014

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(in millions)

	As of
	March 31,	As of
	2008	December 31,
	(unaudited)	2007

ASSETS
Current assets:
Cash and cash equivalents	$ 237.1	$ 267.6
Restricted cash	87.6	140.2
Inventory - PINs and other	50.7	50.3
Trade accounts receivable, net	273.3	290.4
Other current assets, net	62.6	54.0

Total current assets	711.3	802.5

Property and equipment, net	97.6	89.0
Goodwill and acquired intangible assets, net	954.6	919.5
Other assets, net	59.3	75.2

Total assets	$ 1,822.8	$ 1,886.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$ 466.9	$ 516.2
Short-term debt obligations	7.3	7.0

Total current liabilities	474.2	523.2

Debt obligations, net of current portion	480.0	539.3
Capital lease obligations, net of current portion	11.2	11.5
Deferred income tax	87.3	74.6
Other long-term liabilities	8.9	4.7
Minority interest	10.3	9.0

Total liabilities	1,071.9	1,162.3

Stockholders' equity	750.9	723.9

Total liabilities and stockholders' equity	$ 1,822.8	$ 1,886.2

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended March 31, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$ 9.0	$ 10.3	$ 2.0	$ 12.1

Add: Depreciation and amortization	5.2	4.2	4.8	14.5
Add: Share-based compensation	-	-	-	2.9

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$ 14.2	$ 14.5	$ 6.8	$ 29.5

	Three Months Ended March 31, 2007

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating Income	$ 6.9	$ 9.5	$ (0.9)	$ 11.9

Add: Depreciation and amortization	4.1	3.9	0.1	8.1
Add: Share-based compensation	-	0.1	-	1.9

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$ 11.0	$ 13.5	$ (0.8)	$ 21.9

EURONET WORLDWIDE, INC.
Reconciliation of Money Transfer Segment Results
to Pro Forma Money Transfer Segment Results
(unaudited - in millions)

Three Months Ended March 31, 2007
	Total	Adjusted	Operating
	Revenues	EBITDA	Income

Money Transfer Segment	$ 0.8	$ (0.8)	$ (0.9)

Add: Pro forma adjustments	43.7	4.7	0.5

Pro Forma Money Transfer Segment	$ 44.5	$ 3.9	$ (0.4)

EURONET WORLDWIDE, INC.
Reconciliation of Diluted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	March 31,
	2008		2007

Net income	$ (6.8)		$ 9.5
Convertible debt interest and amortization of issuance costs, net of tax	0.5	(2)	0.7	(1)

Earnings applicable for common shareholders	(6.3)		10.2

Foreign exchange gain, net of tax	(5.0)		(0.4)
Share-based compensation, net of tax	2.1		1.8
Intangible asset amortization, net of tax	4.2		1.8
Loss on early debt retirement, net of tax	0.1		-
Non-cash GAAP tax expense	2.0		-
Loss on investment securities	17.5		-
Costs associated with termination of an acquisition, net of tax	1.8		-
Federal excise tax refund, net of tax	(0.3)		-
Arbitration award, net of tax	-		0.9
Gain from discontinued operations	-		(0.4)

Earnings applicable for common shareholders before foreign exchange gains/losses and share-based compensation
	$ 16.1		$ 13.9

Cash earnings per share - diluted (3)	$ 0.29		$ 0.31

Basic weighted average shares outstanding	48,956,945		38,434,178

Incremental shares from assumed conversion of stock options and restricted stock	-		1,090,348
Additional shares from assumed conversion of 1.625% convertible debentures (1)	-		4,163,488

Diluted weighted average shares outstanding	48,956,945		43,688,014

Incremental shares from assumed conversion of stock options and restricted stock	810,002		-
Additional shares from assumed conversion of 1.625% convertible debentures (2)	4,163,488		-
Effect of shares issuable in connection with acquisition obligations	953,395		-
Effect of unrecognized share-based compensation on diluted shares outstanding	1,315,378		1,028,710

Adjusted diluted weighted average shares outstanding	56,199,208		44,716,724

(1) As required by GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. The assumed conversion of the Company's 1.625% convertible debentures was dilutive to the Company's diluted GAAP earnings per share for the first quarter 2007, but was not dilutive for the first quarter 2008.

(2) Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's diluted GAAP earnings per share for the first quarter 2008, it was dilutive to the Company's diluted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period

(3) Diluted Cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with GAAP.

CONTACT:
Euronet Worldwide, Inc.
Shruthi Dyapaiah-Fielder, 913-327-4225
sdyapaiah@eeft.com